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                     Tokheim Corporation and Subsidiaries
                       Exhibit (11) - Earnings Per Share
     For the three and nine month periods ended August 31, 1999 and 1998.



Basic earnings per share ("EPS") is calculated based on earnings (loss)available to common shareholders and the weighted average number of common stock shares outstanding during each period. Diluted EPS includes additional dilution from potential common stock equivalents such as stock issued in connection with the conversion of preferred stock or the exercise of stock options outstanding.

The following table presents information necessary to calculate EPS for the three and nine month periods ended August 31, 1999 and 1998.


                                                                       Basic                       Basic
                                                             ------------------------    ------------------------
                                                                Three Months Ended          Nine Months Ended
                                                             ------------------------    ------------------------
                                                             August 31,    August 31,    August 31,    August 31,
                                                                1999          1998          1999          1998
                                                             ----------    ----------    ----------    ----------
Shares outstanding (in thousands):
   Weighted average outstanding...................              12,670        12,631         12,667        10,925
                                                             =========     =========     ==========     =========

Net earnings (loss):
   Before extraordinary item......................           $  (5,448)    $   2,929     $  (24,624)    $    (249)
   Extraordinary loss on debt extinguishment......                  --            --         (6,249)       (4,965)
                                                             ---------     ---------     ----------     ---------
   Net earnings (loss)............................              (5,448)        2,929        (30,873)       (5,214)
   Preferred stock dividends......................                (376)         (370)        (1,124)       (1,113)
                                                             ---------     ---------     -----------    ---------
   Earnings (loss) applicable to common stock.....           $  (5,824)    $   2,559     $  (31,997)    $  (6,327)
                                                             =========     =========     ==========     =========

Net earnings (loss) per common share:
   Before extraordinary item......................           $   (0.46)    $    0.20     $   (2.03)    $   (0.12)
   Extraordinary loss on debt extinguishment......                  --            --         (0.49)        (0.45)
                                                             ---------     ---------     ---------    ---------
   Net earnings (loss)............................           $   (0.46)    $    0.20     $   (2.52)    $   (0.57)
                                                             =========     =========     =========    =========

For financial reporting purposes, the loss per share, assuming full dilution, is considered to be the same as basic for periods when a net loss is reported since the effect of the common stock equivalents would be antidilutive.


                                                                     Diluted                     Diluted
                                                             -----------------------     ------------------------
                                                                Three Months Ended          Nine Months Ended
                                                             -----------------------     ------------------------
                                                             August 31,    August 31,     August 31,    August 31,
                                                               1999          1998           1999          1998
                                                             ----------   ----------     ----------    ----------

Shares outstanding (in thousands):
   Weighted average outstanding.....................            12,670       12,631         12,667        10,925
   Share equivalents................................               826          224            403           254
   Weighted conversion of preferred stock...........               794          763            794           763
                                                            ----------   ----------     ----------    ----------
   Adjusted outstanding.............................            14,290       13,618         13,864        11,942
                                                            ==========   ==========     ==========    ==========

Net earnings (loss):
   Before extraordinary item........................        $   (5,448)  $    2,929     $  (24,624)   $     (249)
   Extraordinary loss on debt extinguishment........                --           --         (6,249)       (4,965)
                                                            ----------   ----------     ----------    ----------
   Net earnings (loss)..............................            (5,448)       2,929        (30,873)       (5,214)
   Incremental RSP expense..........................              (376)        (370)        (1,124)       (1,113)
                                                            ----------   ----------     ----------    ----------
   Earnings (loss) applicable to common stock.......        $   (5,824)  $    2,559     $  (31,997)   $   (6,327)
                                                            ==========   ==========     ==========    ==========

Net earnings (loss) per common share:
   Before extraordinary item........................        $    (0.41)  $     0.19     $    (1.86)   $    (0.11)
   Extraordinary loss on debt extinguishment........                --           --          (0.45)        (0.42)
                                                            ----------   ----------     ----------    ----------
   Net earnings (loss)..............................        $    (0.41)  $     0.19     $    (2.31)   $    (0.53)
                                                            ==========   ==========     ==========     =========